EXHIBIT 11.2

                           BAIRNCO CORPORATION
           CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE
    FOR THE NINE MONTHS ENDED OCTOBER 3, 1998 AND SEPTEMBER 27, 1997
                               (Unaudited)

                                            1998         1997
BASIC EARNINGS PER COMMON SHARE:

Net income                                  $ 4,957,000  $ 6,685,000

Average common shares outstanding             8,739,000    9,201,000

Basic Earnings Per Common Share             $      0.57  $      0.73


DILUTED EARNINGS PER COMMON SHARE:

Net income                                  $ 4,957,000  $ 6,685,000

Average common shares outstanding             8,739,000    9,201,000
Common shares issuable in respect to
  options issued to employees with a
  dilutive effect                                67,000      173,000
Total  diluted common shares outstanding      8,806,000    9,374,000

Diluted Earnings Per Common Share           $      0.56  $      0.71


Basic  earnings  per common share were computed by  dividing  net
income   by   the  weighted  average  number  of  common   shares
outstanding during the quarter. Diluted earnings per common share include the effect of all dilutive stock options.